SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
57TH STREET GENERAL ACQUISITION CORP.

57th Street General Acquisition Corp., a Delaware corporation (the “Corporation”), does hereby certify as follows:

1.  The name of the Corporation is 57th Street General Acquisition Corp.  The date of filing of its original Certificate of Incorporation with the Secretary of State was October 29, 2009 under the name of 57th Street General Acquisition Corp.

2.  The Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State on May 12, 2010.

3.  This Second Amended and Restated Certificate of Incorporation (“Second Amended and Restated Certificate of Incorporation”) of the Corporation has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the Delaware General Corporation Law by the directors and stockholders of the Corporation.

4.  This Second Amended and Restated Certificate of Incorporation shall be effective on the date of filing with the Secretary of State of the State of Delaware.

5.  The text of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

FIRST: The name of the corporation is 57th Street General Acquisition Corp. (hereinafter sometimes referred to as the “Corporation”).

SECOND: The address of the Corporation’s registered office in the State of Delaware is National Registered Agents, Inc., 160 Greentree Drive, Suite 101, Dover, Delaware 19904, County of Kent.  The name of the Corporation’s registered agent at such address is National Registered Agents, Inc.

THIRD: Subject to the immediately succeeding sentence, the purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (“GCL”).  In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges which are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation; provided, however, that in the event a Business Transaction (as defined below) is not consummated prior to the Termination Date (as defined below), then the purposes of the Corporation shall automatically, with no action required by the board of directors (the “Board of Directors”) or the stockholders, on the Termination Date be limited to effecting and implementing the dissolution and liquidation of the Corporation and the taking of any other actions expressly required to be taken herein on or after the Termination Date and the Corporation’s powers shall thereupon be limited to those set forth in Section 278 of the GCL and as otherwise may be necessary to implement the limited purposes of the Corporation as provided herein.  This Article Third may not be amended prior to the consummation of a Business Transaction.

FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 101,000,000, of which 100,000,000 shares shall be common stock, par value $0.0001 per share (the “Common Stock”), and 1,000,000 shares shall be preferred stock, par value $0.0001 per share (the “Preferred Stock”).

A. Preferred Stock. The Board of Directors is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the GCL.  The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

B. Common Stock. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

FIFTH: The name and mailing address of the sole incorporator of the Corporation are as follows:

Name:	Asim Grabowski-Shaikh
Address:	c/o Ellenoff Grossman & Schole LLP
150 East 42nd Street
New York, NY 10017

SIXTH: The following provisions (A) through (K) shall apply during the period commencing upon the filing of this Second Amended and Restated Certificate of Incorporation and terminating upon the consummation of any “Business Transaction” and may not be amended prior to the consummation of any Business Transaction unless at least sixty-five (65%) percent of the Corporation’s outstanding shares of Common Stock are voted in favor of such amendment.  A “Business Transaction” shall mean the initial acquisition by the Corporation, whether through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, exchangeable share transaction or other similar business transaction, of one or more operating businesses or assets.

A.  Immediately after the Corporation’s initial public offering (the “IPO”), the amount of the net offering proceeds received by the Corporation in the IPO (including the proceeds of any exercise of the underwriter’s over-allotment option) specified in the Corporation’s registration statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) shall be deposited and thereafter held in a trust account established by the Corporation (the “Trust Account”).  Neither the Corporation nor any officer, director or employee of the Corporation shall disburse any of the proceeds held in the Trust Account until the earlier of (i) a Business Transaction or (ii) the Termination Date, in each case in accordance with the terms of the investment management trust agreement (the “Trust Agreement”) governing the Trust Account; provided, however, the Corporation shall be entitled to withdraw such amounts from the Trust Account representing interest earned on the amounts in the Trust Account as are required to pay any taxes.

B. Prior to the consummation of a Business Transaction, the Corporation shall provide all holders of its Common Stock with the opportunity to redeem their shares of Common Stock, effective upon consummation of the Business Transaction, for cash equal to the redemption price specified below. The Corporation shall conduct such redemptions either (i) through a tender offer pursuant to the tender offer rules promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or (ii) in conjunction with a stockholder vote and the solicitation of proxies pursuant to the proxy rules promulgated under the Exchange Act.  If the Corporation conducts the redemption pursuant to the tender offer rules, the redemption price payable per share of Common Stock shall be equal to the amount held in the Trust Account as of the commencement of the tender offer plus interest accrued until two business days prior to the consummation of the Business Transaction, less taxes payable, divided by the total number of shares of Common Stock sold as part of the units in the Corporation’s IPO (the “IPO Shares”).  If the Corporation conducts the redemption in conjunction with a stockholder vote, the redemption price payable per share of Common Stock to holders of IPO Shares exercising their redemption rights and voting (1) in favor of the Business Transaction will be equal to the amount held in the Trust Account as of two business days prior to the consummation of the Business Transaction, less taxes payable, divided by the total number of IPO Shares and (2) against the Business Transaction will be equal to the amount held in the Trust Account as of two business days prior to the consummation of the Business Transaction, less the portion attributable to interest earned on the amounts in the Trust Account and less taxes payable, divided by the total number of IPO Shares.  Whether the Corporation conducts the redemption pursuant to the tender offer rules or in conjunction with a stockholder vote, the redemption price shall in no event be less than $10.00 per share of Common Stock (or $9.98 per share of Common Stock if the underwriters’ over-allotment option is exercised in full).

C.  If the Corporation conducts the redemptions through a tender offer: (i) the Corporation shall file tender offer documents with the Commission which will contain substantially the same financial and other information about the Business Transaction and the redemption rights as is required under the proxy rules promulgated under the Exchange Act in connection with the solicitation of proxies, even if such information is not required under the tender offer rules promulgated under the Exchange Act; and (ii) the Corporation shall not commence any such tender offer unless all holders of shares of Common Stock other than IPO Shares have irrevocably agreed in writing not to redeem such shares in the tender offer.  If the Corporation conducts the redemption in conjunction with a stockholder vote and not though a tender offer, the Corporation shall not redeem any shares of Common Stock other than IPO Shares.

D.  A holder of IPO Shares, together with any affiliate of his or any other person with whom such holder is acting in concert or as a ‘‘group’’ (as defined under Section 13 of the Exchange Act), will be restricted from redeeming more than an aggregate of 10% of the IPO Shares; provided, however, that this restriction shall not apply if the Corporation conducts the redemption through a tender offer.

E.  The Corporation will consummate a Business Transaction only if holders of no more than 88% of the IPO Shares redeem their shares of Common Stock and, solely if the Corporation holds a stockholder vote in connection with such Business Transaction, a majority of the outstanding shares of Common Stock voted are voted in favor of the Business Transaction.

F.  In the event that the Corporation does not consummate a Business Transaction within fifteen (15) months from the effective date of the Registration Statement (the “Termination Date”), the Corporation shall (i) cease all operations except for the purposes of winding up, (ii) as promptly as reasonably possible redeem 100% of the IPO Shares for cash for a redemption price per share equal to the amount held in the Trust Account, including the interest earned thereon, less taxes payable, divided by the total number of IPO Shares (which redemption will completely extinguish such holders’ rights as stockholders, including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to approval of the Corporation’s then stockholders and subject to the requirements of the GCL, including the adoption of a resolution by the Board pursuant to Section 275(a) of the GCL finding the dissolution of the Corporation advisable and the provision of such notices as are required by said Section 275(a) of the GCL, dissolve and liquidate the balance of the Corporation’s net assets to its remaining stockholders, as part of the Corporation’s plan of dissolution and liquidation.  If, after the redemption of the IPO Shares and/or dissolution and liquidation, the Corporation receives any refund of income taxes that were paid from the Trust Account, the amount of such refund shall be distributed to the former holders of IPO Shares.

G. A holder of IPO Shares shall be entitled to receive funds from the Trust Account only in the event (i) of a liquidation of the Trust Account to holders of IPO Shares pursuant to the terms of the Trust Agreement; (ii) such holder exercises its redemption rights in accordance with Article 6B above, or (iii) the Corporation redeems the IPO Shares or liquidates in accordance with Article 6F above.  In no other circumstances shall a holder of IPO Shares have any right or interest of any kind in or to the Trust Account, and no stockholder other than a holder of IPO Shares shall have any interest in or to the Trust Account.

H. The Board of Directors shall be divided into two classes: Class A and Class B. The number of directors in each class shall be as nearly equal as possible. Prior to the IPO, there shall be elected three Class A directors for a term expiring at the Corporation’s first Annual Meeting of Stockholders and two Class B directors for a term expiring at the Corporation’s second Annual Meeting of Stockholders.  Commencing at the first Annual Meeting of Stockholders, and at each annual meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the second succeeding annual meeting of stockholders after their election.  Except as the GCL may otherwise require, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the by-laws of the Corporation), or by the sole remaining director.  All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

I.  Prior to the consummation of the Corporation’s Business Transaction, the Corporation shall not issue any additional stock that participates in the proceeds of the Trust Account, or that votes as a class with the IPO Shares, if the Corporation seeks stockholder approval of a Business Transaction.

J. The Corporation may not enter into any transaction with any affiliate of the Corporation without the prior approval by a majority of the members of its board of directors who do not have an interest in the transaction who had access, at the Corporation’s expense, to the Corporation’s attorneys or independent legal counsel, and unless the Corporation’s disinterested directors determine that the terms of such transaction are no less favorable to it than those that would be available to the Corporation with respect to such a transaction from unaffiliated third parties.

K.  In the event the Corporation enters into a Business Transaction with a target business that is affiliated with 57th Street GAC Holdings, LLC, or the directors or officers of the Corporation, the Corporation will obtain an opinion from an independent investment banking firm that is a member of Financial Industry Regulatory Authority that such Business Transaction is fair to the Corporation’s stockholders from a financial point of view.

SEVENTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A. Election of directors need not be by ballot unless the by-laws of the Corporation so provide.

B. The Board of Directors shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the by-laws of the Corporation.

C. The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

D. In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this Second Amended and Restated Certificate of Incorporation, and to any by-laws from time to time made by the stockholders; provided, however, that no by-law so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.

EIGHTH: A. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the GCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended. Any repeal or modification of this paragraph A by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

B. The Corporation, to the full extent permitted by Section 145 of the GCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.

NINTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the GCL or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the GCL order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs.  If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

IN WITNESS WHEREOF, the Corporation has caused this Second Amended and Restated Certificate of Incorporation to be duly executed on its behalf by an authorized officer on this __th day of May, 2010.

57TH STREET GENERAL ACQUISITION CORP.

By:	/s/ Mark D. Klein
Name: Mark D. Klein
Title: Chief Executive Officer